ACTION SPORTS MEDIA, INC.
PROMISSORY NOTE

Recitals

NOTE entered into this 7th day of January, 2014, by and between Action Sports Media, Inc., (the "Company"), and Noah Fouch ("Seller").

1. Whereas Company desires to purchase the 2006 Huseman Built Ford Prolite Truck from Seller as a property owned by The Company, to be used as an advertising tool for The Company's business model. Seller's truck is race-ready and approved for all televised race events sanctioned by Lucas Oil and TORC Professional Racing Series.

2. Company shall pay fair market value of $65,000 for the truck via Promissory Note provided. Company shall pay purchase price within twelve (12) months of the date of this Agreement. In the event funds are not available to repay the Loan within twelve months, there will be an interest rate of 10% (APR) added to the outstanding balance.

3. Severability

In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

4. Miscellaneous

This Agreement (I) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understandings and agreements as to such subject matter; (ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of California.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

SELLER:

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COMPANY: